  Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

License Agreement
dated April 17, 2020
between
NovImmune SA Chemin des Aulx 14, 1228 Plan-les-Ouates, Switzerland	(hereinafter NI)
and
Edesa Biotech Research, Inc. 100 Spy Court, Markham, Ontario, Canada, L3R 5H6]	(hereinafter LICENSEE)

License Agreement between NovImmune and Edesa Biotech Research	1|14

Table of Contents

1.	DEFINITIONS	5

2.	LICENSE	5
	2.1 Construct License	5
	2.2 Retained Rights	5

3.	COST AND RISK; SPECIAL INDEMNITY	6

4.	LICENSE FEES	6
	4.1 Upfront Payment	6
	4.2 Royalties	6
	4.3 [__] - Milestone Payments	7
	4.4 [__] - Milestone Payments	7
	4.5 Currency Conversion	8
	4.6 Reporting	8
	4.7 Payment	8
	4.8 Taxation	9
	4.9 Right to Purchase	9

5.	BOOKS AND RECORDS; AUDITS	9
	5.1 Procudures	9
	5.2 Cost of Audits	10
	5.3 Retention Period	10

6.	INTELLECTUAL PROPERTY	10
	6.1 Allocation of IP	10
	6.2 IP Responsibility Prosecution	10
	6.3 Third Party Infringement	11
	6.4 Infringement of Third Party's IP	11
	6.5 Transfer of the IND	11

7.	REPRESENTATIONS AND WARRANTIES; INDEMNITIES	11
	7.1 Representations and Warranties	11
	7.2 Indemnities	12
	7.3 Exclusions and Limitations	12

8.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS	12

9.	TERM AND TERMINATION	12
	9.1 Term	12
	9.2 Termination for Cause	12
	9.3 Effects of Termination	13
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10.	FINAL PROVISIONS	13
	10.1 Entire Agreement	13
	10.2 Written Form	13
	10.3 Severability	13
	10.4 Assignment	13
	10.5 Independent Contractor	13
	10.6 Further Assurances	13
	10.7 Notices	14
	10.8 Force Majeure	14
	10.9 Waiver	14
	10.10 Annexes	14
	10.11 Governing Law	14
	10.12 Arbitration	14

License Agreement between NovImmune and Edesa Biotech Research	3| 14

Table of Annexes

Number of Annex	Name of Annex
Annex 1	Definitions
Annex 2.1(b)	Licensed Patents
Annex 3(c)	Development Plan
Annex 4.1(a)	Preferred Share Terms
Annex 4.1(b)	Securities Purchase Agreement

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WHEREAS, NI has developed, generated and produced certain monoclonal antibodies (the Monoclonal Antibodies) and NI owns IP (as defined) in the Monoclonal Antibodies;

WHEREAS, LICENSEE is interested in the development and commercialization of the Monoclonal Antibodies known as [___] (Anti-TLR4) ([___]) and [___] (Anti-CXCL10) ([___]) (each a Construct, jointly the Constructs); [Nature of constructs omitted as competitively sensitive information.]

WHEREAS, NI is willing to grant LICENSEE the license rights necessary to do so;

WHEREAS, NI has an existing inventory of [___], and the Parties (as defined) shall enter into a separate supply agreement concurrently with the signing of this agreement pursuant to which NI intends to supply to LICENSEE, and LICENSEE intends to purchase from NI, certain amounts of [___];[Nature of constructs omitted as competitively sensitive information.]

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and intending to be legally bound hereby, the Parties agree as follows:

1.1111.
DEFINITIONS

Capitalized terms used in this Agreement (as defined) shall have the meanings assigned to them in Annex 1.

2.
LICENSE

2.1 Construct License

(a)
Subject to the terms and conditions of this Agreement, NI agrees to grant and hereby grants to LICENSEE an exclusive, worldwide license, with the right to sublicense, to develop, test, register (including, without limitation, to file and amend applications for, and to hold marketing authorisations as well as regulatory approvals), manufacture, contract manufacture, modify, market, sell, distribute and promote the Constructs and Licensed Products (as defined) in the Licensed Field (as defined) (the Construct License).

(b)
The Construct License shall include rights to exploit: (i) the Licensed Patents (as defined) and (ii) the Know-How (as defined) and other IP controlled by NI as reasonably necessary to commercialize the Constructs or either of them (the latter referred to as “Other Licensed IP”).

(c)
For the avoidance of doubt, LICENSEE shall have the right to appoint sub-distributors and/or sub-contractors for, developing, marketing, testing, selling and manufacturing of the Licensed Products.

(d)
To the extent available and/or permissible in any given jurisdiction, LICENSEE shall have the right to register the Construct License, and NI shall support any of LICENSEE's filings to such end by issuing and executing deeds and other documents required to perfect such license registrations upon LICENSEE's due request.

2.2 Retained Rights

Unless expressly provided for in this Agreement, this Agreement does not grant any right or license to a Party under any of the other Party’s IP or to the IP of Third Parties (as defined). Notwithstanding anything in this Agreement, NI shall be free to make use of all Monoclonal- and Bispecific Antibodies that are not subject to the Construct License.

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3. COST AND RISK; SPECIAL INDEMNITY

(a)
LICENSEE shall be responsible at its own cost and risk for the research, development, testing, registration, manufacture, use, marketing, distribution and commercialization of the Constructs and Licensed Products and to obtain all necessary licenses, rights and authorizations as necessary, however, in accordance with the terms and conditions of this Agreement.

(b)
Notwithstanding any general liability and indemnity under this Agreement but subject to the provisions of Section 7.3, LICENSEE shall indemnify and hold NI and its Affiliates (as defined) and each of their officers, directors, employees, agents and representatives from and against any and all third party liabilities, claims, demands, actions, suits, losses, damages, costs, and expenses (including reasonable attorneys' fees) arising out of or in connection with LICENSEE's and its sub-licensees' and sub-contractors' actions and omissions in the course of the research, development, testing, registration, making, use, marketing, distribution and commercialization of the Constructs and any of the Licensed Products.

(c)
LICENSEE will be responsible for the development of the Constructs in accordance with the plan set forth in Annex 3(c) (the Development Plan), including the development targets (the Development Targets) referenced therein. LICENSEE shall provide NI with progress updates in accordance with the Development Plan by no later than sixty (60) days from the end of each 6-month period following the Effective Date, for the first two years of this Agreement and, thereafter, within sixty (60) days following each twelve (12) month anniversary of the Effective Date. The Parties acknowledge and agree the Development Plan is based on the best estimation of goals and timelines at the time of execution of this Agreement and may be amended by mutual agreement in writing over the course of its implementation by LICENSEE. After the submission by LICENSEE of a Development Plan update, the Parties shall meet (in person or through other means) and work in good faith to agree on an amendment and adjustment of the Development Plan as reasonably needed.

4. LICENSE FEES

4.1 Upfront Payment

Within thirty (30) calendar days of the Effective Date (as defined), LICENSEE shall pay to NI a non-refundable fee of USD 2,500,000 for the Construct License (the "Upfront Payment"). At the option of the LICENSEE, the Upfront Payment will be paid in either cash or through the issuance, assignment and transfer to NI of Series A-1 Preferred Shares in the share capital of Edesa Biotech, Inc. in accordance with the terms set out in Annexes 4.1(a) and 4.1(b), or a combination of cash payment and Series A-1 Preferred Shares.

4.2 Royalties

LICENSEE shall pay to NI tiered royalties on Net Sales (as defined) or, as the case may be, Sublicensing Revenues of Licensed Products, each on a Licensed Product-by-Licensed Product and country-by-county basis as follows (the Royalty Payments):

Commercialization	Royalty Rate (%)
Net Sales in countries, in which LICENSEE commercializes the Licensed Products on its own (directly or through subsidiaries or distributors)	[___]% of Net Sales
With respect to countries, in which LICENSEE does not commercialize the Licensed Products on its own but through sublicensing	[___]% of Sublicensing Revenue

[Royalty rates omitted as competitively sensitive information.]

4.3
4.3     [___] – Milestone Payments

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As regards [___] and/or Licensed Products based on [___], upon occurrence of following events (the Milestone Event), LICENSEE shall pay to NI the following payments (the Milestone Payments):

Milestone Event regarding [___]	Milestone Payment
Dosing of the first patient into the first stage of a Phase II Clinical Trial (as defined)	USD [___]
Earlier of either (i) dosing of the first patient into the second stage of a Phase II Clinical Trial or (ii) completion of the Phase II Clinical Trial	USD [___]
Dosing the first patient in the initial Phase III Clinical Trial (as defined)	USD [___]
Submission of BLA (as defined) to the FDA (as defined)	USD [___]
Upon submission of a BLA or equivalent in Europe	USD [___]
Upon submission of a BLA or equivalent in Japan	USD [___]
Receipt of first marketing authorization by FDA	USD [___]
Receipt of first marketing authorization in Europe	USD [___]
Receipt of first marketing authorization in Japan	USD [___]
First Commercial Sale (as defined) in the United States	USD [___]
First Commercial Sale in Europe	USD [___]
First Commercial Sale in Japan	USD [___]
First annual occurrence of global Net Sales of USD 50,000,000	USD [___]
First annual occurrence of global Net Sales of USD 100,000,000	USD [___]
First annual occurrence of global Net Sales of USD 250,000,000	USD [___]
First annual occurrence of global Net Sales of USD 500,000,000	USD [___]
First annual occurrence of global Net Sales of USD 1,000,000,000	USD [___]

[Nature of constructs and quantum of milestone payments omitted as competitively sensitive information.]

4.4
4.4      [___]– Milestone Payments

As regards [___] and/or the Licensed Products based on [___], upon occurrence of following Milestone Events, LICENSEE shall pay to NI the following Milestone Payments:

Milestone Event regarding [___]	Milestone Payment
Dosing the first patient in the initial Phase III Clinical Trial	USD [___]
Submission of BLA to the FDA	USD [___]
Upon submission of a BLA or equivalent in Europe	USD [___]
Upon submission of a BLA or equivalent in Japan	USD [___]
Receipt of first marketing authorization by FDA	USD [___]
Receipt of first marketing authorization in Europe	USD [___]
Receipt of first marketing authorization in Japan	USD [___]
First Commercial Sale in the United States	USD [___]
First Commercial Sale in Europe	USD [___]
First Commercial Sale in Japan	USD [___]
First annual occurrence of global Net Sales of USD 50,000,000	USD [___]
First annual occurrence of global Net Sales of USD 100,000,000	USD [___]
First annual occurrence of global Net Sales of USD 250,000,000	USD [___]
First annual occurrence of global Net Sales of USD 500,000,000	USD [___]
First annual occurrence of global Net Sales of USD 1,000,000,000	USD [___]

[Nature of constructs and quantum of milestone payments omitted as competitively sensitive information.]

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4.5 Currency Conversion

(a)
Currency conversions, if any, shall be made at the average rates of exchange rates reported by Thomson Reuters or OANDA (or any other qualified source that is acceptable and agreed upon by both Parties) for the applicable Calendar Quarter (as defined).

(b)
All payments owed under this Agreement shall be made in USD and by wire transfer to a bank and account designated in writing by NI, unless otherwise specified in writing by NI.

4.6 Reporting

(a)
Net Sales and Sublicensing Revenues of Licensed Products and Royalty Payments and Milestone Payments thereon in accordance with this Agreement shall be calculated on a Licensed Product-by-Licensed Product and country-by-country basis and reported for each Calendar Quarter within forty-five (45) calendar days following the end of the quarter.

(b)
Each quarterly report shall include the following pieces of information provided for each Licensed Products and each country where sales have actually been made:

(i)
Licensed Product and country of sales;

(ii)
gross sales and sublicensing revenue in local currency;

(iii)
exchange rates used in determining the amount of USD;

(iv)
gross sales and sublicensing revenue in USD;

(v)
deductions from sales and sublicensing revenue to calculate Net Sales and Sublicensing Revenue pursuant to the definition of Net Sales and Sublicensing Revenue; for the avoidance of doubt, the amount of each deduction listed in the definition of Net Sales shall be detailed;

(vi)
Royalty rate applied to calculate Royalty Payments;

(vii)
Net Sales and Sublicensing Revenue in USD to be divided into (i) Net Sales relating to Licensed Products based on [___] and (ii) Net Sales relating to Licensed Products based on [___]; [Nature of constructs omitted as competitively sensitive information.];

(viii)
gross Royalty Payments in USD;

(ix)
withholding taxes, if any, required by law to be deducted from gross Royalty Payments or Milestone Payments;

(x)
net Royalty Payments actually owed and to be paid to NI.

4.7 Payment

(a)
Based on the quarterly reports received, and further upon the occurrence of any Milestone Event, NI will provide to LICENSEE correct and duly detailed invoices, and invoices shall be paid within thirty (30) days of receipt.

(b)
In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the due date at the rate of five percent (5%) per annum The payment of such interest shall not limit NI from exercising any other rights it may have because of non-payment or late payment.

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4.8 Taxation

(a)
All fees and royalties are being understood and agreed as net of taxes such as VAT (as defined) or other levies. To the extent any fees and royalties are subject to taxation in any jurisdiction, LICENSEE agrees to bear such taxes.

(b)
All fees and royalties shall be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law or any governmental agency. If any deduction or withholding is required by law, LICENSEE shall pay to NI such sum as will, after the deduction or withholding has been made, leave NI with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(c)
The Parties shall cooperate and exercise their Commercially Reasonable Efforts (as defined) to ensure that any withholding taxes imposed on LICENSEE are reduced as far as possible under the provisions of the applicable double tax treaty. LICENSEE shall furnish NI with the best available evidence of payment whenever LICENSEE deducts such tax from any payments due to NI.

(d)
If VAT is owed on fees and royalties hereunder and cannot be settled by filing a notification instead of paying the VAT, VAT (or equivalent tax) shall be added to the applicable fee or LICENSEE shall pay the royalty and such VAT (or equivalent tax) owing. The Parties shall cooperate and exercise their Commercially Reasonable Efforts (as defined) to allow to the extent possible under applicable laws and regulations recovery of any such VAT (or equivalent tax) paid. In particular, NI shall provide invoices in accordance with applicable VAT law and any other documentation reasonably required by LICENSEE to obtain a refund of such VAT.

4.9 Right to Purchase

(a)
As from completion of the [___], the LICENSEE shall have the right to notify NI in writing at any point in time henceforth during the Term of its interest to purchase (i) the Licensed Patents (as defined) and (ii) the Know-How (as defined) and a royalty-free license for other IP controlled by NI as reasonably necessary to commercialize the Constructs. Upon receipt by NI of such notification, the Parties shall negotiate in good faith and endeavour to agree on the terms of such IP purchase, including, without limitation, on the purchase price [___].

[Commencement of option period and methodology of calculating purchase price omitted as competitively sensitive information.]

(b)
For the avoidance of doubt, however, failing an agreement to execute the requested IP purchase by LICENSEE, the Construct License shall continue unaffected, and LICENSEE shall have the right to notify its interest to purchase again at any time [___]. If and when an agreement can be reached, the parties will work expeditiously to complete the purchase and sale contemplated within this Section 4.9 within [___] days of LICENSEE's written notice upon customary terms acceptable to both Parties acting reasonably and in good faith.

[Information pertaining to option period and timing to complete purchase and sale omitted as competitively sensitive information.]

(c)
During the Term, NI shall not assign, sell or transfer any of Licensor’s right, title or interest in or to Licensed Patents or the Know-How to a Third Party unless:

(i)
NI has first, by written notice to LICENSEE, offered to LICENSEE the right to acquire from NI such right, title or interest proposed to be assigned, sold or transferred by NI [___]; and

(ii)
LICENSEE has not accepted NI’s offer by written notice of acceptance within [___] days after receipt by LICENSEE of NI’s offer;

in which event NI may assign, sell or transfer to such Third Party the right, title or interest in or to Licensed Patents or the Know-How on the terms set out in [___]; provided that such Third Party acquiring such right, title or interest in or to the Licensed Patents or Know-How shall agree in writing: (x) to be bound to the terms and conditions of this Agreement to the same extent as and instead of NI; and (y) that, therefore, LICENSEE shall be direct beneficiary of such agreement with the right to enforce such agreement on such Third Party. If LICENSEE accepts an offer from NI under this paragraph, the parties will work expeditiously to complete the purchase and sale to LICENSEE contemplated in this paragraph.

[Information pertaining to right of first refusal terms and timing omitted as competitively sensitive information.]

5. BOOKS AND RECORDS; AUDITS

5.1 Procedures

(a)
LICENSEE shall keep full and accurate accounting records related to the Net Sales and Sublicensing Revenues of Licensed Products and all reporting obligations according to this Agreement in sufficient detail and in compliance with internationally accepted accounting and bookkeeping standards (International Financial Reporting Standards (IFRS) or Generally Accepted Accounting Principles (GAAP)). Such records, together with all necessary supporting data, shall be kept at LICENSEE's offices at the address set forth above or such other address as LICENSEE may communicate in writing to NI.

License Agreement between NovImmune and Edesa Biotech Research	9| 14

(b)
Upon reasonable notice to LICENSEE, NI shall have the right during normal business hours to have an independent certified public accountant, selected by NI and reasonably acceptable to LICENSEE, to audit on a confidential basis LICENSEE's records pertaining to Net Sales and Sublicensing Revenue of Licensed Products to verify fees and royalties payable pursuant to this Agreement; provided, however, that such audit shall not (a) take place more frequently than once in a Calendar Year (as defined), or (b) cover records for more than the preceding three (3) years.

(c)
If deemed necessary in the sole discretion of the accountant, the accountant shall, at NI’s expense, be permitted to consult with and obtain the assistance of consultants selected by the accountant and reasonably acceptable to LICENSEE.

(d)
The results of the examination shall be final and binding on the Parties, subject to either Party's right to bring the case to arbitration in accordance with Section 10.12, but solely on the ground of arbitrary findings of the examination.

5.2 Cost of Audits

The fees and expenses of an audit shall be borne by NI; provided, however, that if an audit reveals that LICENSEE underpaid fees or royalties due to NI under this Agreement as to the period being audited by more than seven point five percent (7.5%) of the amount that was payable for such period, then LICENSEE shall, in addition to paying immediately to NI any such shortfall, reimburse NI for the cost of such audit.

5.3 Retention Period

Subject to any statutory provisions on the keeping of records applicable, LICENSEE shall retain all books and records required to be maintained under Section 5 for not less than five (5) years from the date of the Royalty Payment to which they pertain.

6. INTELLECTUAL PROPERTY

6.1 Allocation of IP

(a)
NI shall own any and all existing IP in the Constructs.

(b)
LICENSEE shall own any and all newly created IP resulting from the exploitation of the Construct License, such as, without limitation, IP in Construct modifications, improvements and innovative combinations of either of the Constructs with newly developed or existing other constructs and any filings with regulators, including, without limitation, IND, and any marketing authorisations and other regulatory approvals filed or obtained by or under the control of LICENSEE during the Term (all together referred to as Edesa IP).

6.2 IP Responsibility | Prosecution

(a)
LICENSEE shall be responsible to prosecute, maintain and enforce upon its sole discretion (such discretion to be exercised, however, in compliance with, and to be without prejudice to, the terms and conditions of this Agreement, including, without limitation, this Section 6) the Licensed Patents and Edesa IP.

(b)
In the event that LICENSEE decides to cease prosecution or maintenance of any Licensed Patent and/or Edesa IP, it shall promptly (but in any case not less than three months prior to such ceasing of prosecution or maintenance) notify NI of that election, and it shall be NI's sole and unrestricted option to prosecute or not at its own expense.

(c)
For the avoidance of doubt, if any of the Licensed Patent or Other Licensed IP belongs to a patent family disclosing and claiming inventions other than the Constructs, then NI shall control its prosecution. In the event that NI decides to cease prosecution or maintenance of such Licensed Patent or Other Licensed IP, it shall promptly (but in any case not less than three months prior to such ceasing of prosecution or maintenance) notify LICENSEE of that election, and it shall be LICENSEE's sole and unrestricted option to prosecute or not at its own expense.

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6.3 Third Party Infringement

(a)
If, during the term of this Agreement, either Party becomes aware that any Third Party is infringing any Licensed Patents, Know-how or Other Licensed IP, it shall promptly notify the other Party and provide to the other Party all non-privileged information in its possession concerning such infringement.

(b)
LICENSEE shall have the first right to instigate action and legal proceedings against such Third Party, and NI shall provide such assistance as LICENSEE may reasonably request. LICENSEE shall bear the expense of any legal proceeding instigated by it. If LICENSEE does not timely instigate appropriate action or legal proceedings against the Third Party infringement, or if any action or legal proceedings instigated by LICENSEE do not reasonably protect NI's interest in the Licensed Patents, NI shall have the right but no obligation whatsoever to instigate any action and/or legal proceedings against the Third Party as NI deems reasonable in its own discretion.

(c)
If an infringement concerns a patent or any other IP owned by LICENSEE, LICENSEE shall have sole discretion in the decision to instigate legal proceedings at its expense.

6.4 Infringement of Third Party’s IP

(a)
To the knowledge of NI and as per the Effective Date, there are no current, pending or threatened legal claims, objections, litigation, judgments or settlements against the Licensed Patents and the Know-How pursuant to the Construct License and to the knowledge of NI, the Licensed Patents and the Know-How pursuant to the Construct License do not infringe on any IP of a Third Party. However, LICENSEE acknowledges that NI has not conducted, and was under no obligation to conduct, any FTO analysis or other research of potential conflicts with Third Party IP.

(b)
NI does not represent nor warrant or covenants, nor does NI assume any liability whatsoever towards LICENSEE or any other person, that the exploitation of the Construct License does not or may not infringe upon any IP of a Third Party. It shall be LICENSEE's sole responsibility to conduct due FTO analyses in view of any intended exploitation.

6.5 Transfer of the IND

Subject to the terms of this Agreement, within 30 days of the Effective Date, the Parties will file a request to transfer the IND for the Licensed Products from NI to the LICENSEE.

7. REPRESENTATIONS AND WARRANTIES; INDEMNITIES

7.1 Representations and Warranties

(a)
Each Party represents, warrants and covenants that: (i) it has the requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement; and (ii) it is in compliance with all applicable laws related to such performance, including having obtained all necessary permits and licenses; and (iii) it has not entered and will not enter into any agreements inconsistent with the provisions hereof.

(b)
Other than expressly provided for in section 6.4(a), no Party does represent or warrant nor does it assume any liability of any kind for the validity and/or enforceability of any IP involved in the exploitation of the Construct License, nor for the efficacy or merchantability of the Constructs or Licensed Products.

(c)
NI does not represent or warrant nor does it assume any liability that governmental authorities or any other institution or supervisory board or similar agencies shall approve the Licensed Products. NI does not represent or warrant that any Licensed Products made or having been made by LICENSEE nor any other activities by LICENSEE under or in relation with this Agreement do not infringe upon IP of Third Parties, subject however to the representations and warranties set forth in sub-paragraph (f).

(d)
NI represents and warrants that, to the knowledge of NI and as per the Effective Date, there are no legal claims, litigation, judgments or settlements, whether against or owed by NI or pending legal claims or litigation, in each case relating to the Constructs, the Licensed Patents and the Know-How or NI’s rights thereto, and to the knowledge of NI, there are no current, pending or threatened legal claims or objections relating to the Licensed Patents, Constructs, or NI’s rights thereto.

(e)
NI represents and warrants that it owns all right, title and interest in and to the Licensed Patents, Know-how and Other Licensed IP, and has the right to grant the LICENSEE the rights and licenses that it purports to grant hereunder and has not granted any Third Party rights that would interfere or be inconsistent with the LICENSEE’s rights hereunder.

(f)
Notifications of and/or claims for misrepresentations and/or breaches of warranties may be made, raised and filed as provided for by the applicable law.

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7.2 Indemnities

The Parties shall indemnify, defend, and hold harmless each other and their Affiliates and their officers, directors, employees, agents and representatives from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs, and expenses (including reasonable attorneys' fees) arising out of or in connection with a breach of warranty or misrepresentation or any other breach of contract; provided that no Party shall be required to indemnify the other or its Affiliates to the extent that the other Party's gross negligence or wilful misconduct has contributed to the damage.

7.3 Exclusions and Limitations

(a)
Neither Party shall be liable to the other Party, under whatever theory, for any indirect, special, punitive or consequential damages, or loss of profit, loss revenue, or loss of opportunity, for any cause of action a Party may have against the other Party arising hereunder.

(b)
All liabilities and obligations for indemnification hereunder shall expire two (2) years from the date of termination or expiry of this Agreement, except with respect to claims already notified to the other Party prior to the end of such two (2) year period.

8. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

(a)
Each Party shall keep strictly confidential all Confidential Information (as defined) obtained from or about the other Party, and it shall have its officers and employees execute confidentiality covenants duly protecting such Confidential Information of the other Party.

(b)
Each Party agrees (i) not to use Confidential Information received from the other for any purpose other than the performance of its obligations hereunder, and (ii) not to disclose Confidential Information so received to any Third Party, except as is required by mandatory statutes or a court, stock exchange or governmental authority or otherwise for the good faith performance of its obligations and exercise of its rights hereunder (e.g., for patent filings, for the filing of applications for regulatory approvals, etc.).

(c)
In the event that a disclosure of Confidential Information to a Third Party becomes necessary or required, and such disclosure is not otherwise permitted under this Agreement, the Receiving Party (as defined) requested to disclose shall give to the Disclosing Party (as defined) the greatest practical prior written notice so as to permit the latter to take all possible action to perfect and/or safeguard its rights in the Confidential Information.

(d)
The obligations of the Parties relating to Confidential Information shall expire five (5) years after termination or expiry of this Agreement.

(e)
Each Party shall be as careful to preserve the confidential nature of the other Party's Confidential Information as it is with its own proprietary information.

(f)
Subject to any statutory, governmental or stock exchange disclosure requirements, neither Party shall make any public announcement concerning the transactions contemplated herein or make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document without the written consent of the other Party.

9. TERM AND TERMINATION

9.1 Term

(a)
This Agreement shall enter into force on the Effective Date and shall remain in effect for twenty-five (25) years from the First Commercial Sale in the first country (the Initial Period).

(b)
Subsequently, the Agreement shall automatically and repeatedly renew for five (5) year periods (the Renewal Periods) unless either Party terminates the Agreement by giving notice of termination to the other Party at least six (6) months prior to the expiry of the Initial Period or a Renewal Period (the Initial Period and the Renewal Periods constitute the Term of the Agreement).

9.2 Termination for Cause

(a)
Either Party may terminate this Agreement upon written notice to the other Party in the event the other Party materially breaches this Agreement and fails to cure such breach, if curable, within sixty (60) calendar days after receipt of written notice of breach from the non-breaching Party requesting the remedy of the breach and expressly threatening to otherwise terminate the Agreement. In case of incurable breach of contract, the right to terminate arises with the breach immediately and is to be exercised within sixty (60) days thereof.

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(b)
This Agreement may be terminated upon written notice by NI if the LICENSEE (i) makes a general assignment for the benefit of creditors; (ii) files any petition, or commences any proceeding voluntarily, for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors; (iii) consents to the entry of an order in an involuntary bankruptcy or insolvency case; (iv) is the subject of an order or decree for relief against it by a court of competent jurisdiction in an involuntary case under any bankruptcy or insolvency laws or any law relating to the relief of debtors, which order or decree is unstayed and in effect for a period of 60 consecutive days; (v) is subject to appointment, with or without its consent, of any receiver, liquidator, custodian, assignee, trustee, sequestrator or other similar official of such other Party or any substantial part of its property; or (vi) admits in writing of its inability to pay its debts generally as they become due.

(c)
If NI alleges that the LICENSEE has failed to use Commercially Reasonable Efforts to develop the Constructs in accordance with the Development Plan by failing to meet the Development Targets, NI shall provide the LICENSEE with written notice. If Commercially Reasonable Efforts to develop the Constructs in accordance with the Development Plan have not commenced within sixty (60) days of receipt of written notice of such failure by the LICENSEE, or if such Commercially Reasonable Efforts have commenced in time but are discontinued and not resumed by LICENSEE within thirty (30) days of another written notice, NI may serve notice of termination with immediate effect of the Agreement.

9.3 Effects of Termination.

(a)
Upon termination or expiry of this Agreement, LICENSEE shall remain entitled to continue to use any Know-How available to LICENSEE as of the date of the termination or expiry of this Agreement. For the avoidance of doubt, this right of continued use does not refer to the use of (i) any of the Licensed Patents or Other Licensed IP still in force at the time of termination and (ii) any additions to the Know-How as available upon termination or expiry of the Agreement.

(b)
To the extent the sale of Licensed Products is still covered by Licensed Patents or Other Licensed IP upon termination of this Agreement, LICENSEE and its Affiliates and sub-licensees shall be permitted to sell Licensed Products during a period of one-hundred-twenty (120) days of termination, provided, however, that the sale of such Licensed Products will be subject to the terms of this Agreement including, but not limited to, the payments due and at the rates and times provided herein and the rendering of reports in connection therewith.

(c)
The termination or expiry of this Agreement for any reason shall not relieve the Parties of any obligations accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to the breach of any of the provisions of this Agreement.

(d)
Upon Termination for Cause of this Agreement by NI, LICENSEE shall provide, and hereby grants, a non-exclusive, irrevocable, and royalty-free license to make use of Edesa IP as is reasonably necessary for NI to commercialize the Constructs.

(e)
Sections 5, 6.1, 6.2, 7.2, 7.3, 8, 9.3 and 10 shall survive any expiry or termination of this Agreement.

10. FINAL PROVISIONS

10.1 Entire Agreement

This Agreement, together with the annexes and any other document referred to in this Agreement, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

10.2 Written Form

The termination and any changes or amendments of this Agreement, including the waiver of any provisions, are effective only if made in writing. This also applies to a waiver of this formal requirement.

10.3 Severability

In the event that any provision, clause or application of this Agreement is invalidated or unenforceable for any reason whatsoever, this Agreement shall remain binding and in full force and effect except for such invalidated or unenforceable provision, clause or application. The Parties agree to use all Commercially Reasonable Efforts to substitute any provision that shall be illegal or unenforceable in good faith by another suitable provision that maintains the economic purpose and the intent originally pursued by them.

10.4 Assignment

Other than to an Affiliate or to a Party's successor to a part or all of the business to which this Agreement relates (including in connection with any company merger, company trade sale, sale of stock, sale of assets or other similar transaction), neither this Agreement nor any interest herein shall be assignable or otherwise transferable by a Party without the other Party’s prior written consent, which shall not be unreasonably withheld.

10.5 Independent Contractor

The relationship of NI to LICENSEE is that of independent contractor. In no event shall either Party hold itself out to others or allow itself to be considered the agent, employee, or representative of the other Party.

10.6 Further Assurances

Each Party will, from time to time and at all times, without further consideration perform the acts and execute and deliver the documents and give the assurances necessary to give effect to this Agreement.

License Agreement between NovImmune and Edesa Biotech Research	13| 14

10.7 Notices

(a)
All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile or by electronic mail to the designated representative(s) of the Parties at the following addresses of the respective Parties:

If to NI:	NovImmune SA Chemin des Aulx 14 1228 Plan-les-Ouates Switzerland Attn: Oliver Eckelmann Fax No.: Email:

If to LICENSEE:	Edesa Biotech Research, Inc. 100 Spy Court Markham, Ontario, L3R 5H6 Canada Attn: Michael Brooks Fax No.: Email:

[Personal information omitted.]

(b)
Notices shall be effective upon receipt if personally delivered, on the third Business Day (as defined) following the date of mailing if sent by certified or registered mail, and on the second Business Day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile. A Party may change its address listed above by written notice to the other Party.

10.8 Force Majeure

(a)
Any delay in the performance of any of the duties or obligations of either Party under this Agreement caused by an event outside the affected Party's reasonable control shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include, without limitation: acts of God; acts of terrorism; riots; embargoes; labour disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of material or energy; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

(b)
Notwithstanding the foregoing, the Parties acknowledge that uncertainties and events outside control of the Parties related to the ongoing COVID-19 pandemic, such as emergency proclamations by national governments, quarantines and travel restrictions, may prevent performance under this Agreement. The Parties agree to enter into good faith negotiations to amend development and milestones timelines specified in this Agreement if a Party provides notice to the other Party that such events prevent the Party, in spite of its good faith and diligent efforts, to meet its performance obligations.

10.9 Waiver

No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of the Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

10.10 Annexes

All Annexes are incorporated herein by reference.

10.11 Governing Law

This Agreement has been construed in accordance with and shall be governed by the substantive laws of Switzerland with the exclusion of the UN Convention on International Sales of Goods (Vienna Convention).

10.12 Arbitration

All disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved, to the exclusion of the ordinary courts, by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three (3), and they shall be appointed in accordance with the Rules of Arbitration. The seat of the arbitration shall be in London. The arbitral proceedings shall be conducted in English.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its duly authorized representatives as of the Effective Date.

Place and Date: _Switzerland April 17, 2020 NovImmune SA
/s/ Nicolas Fischer	/s/ Oliver Eckelmann
Nicolas Fischer	Oliver Eckelmann
Place and Date: _Canada April 17, 2020__ Edesa Biotech Research, Inc.
/s/ Pardeep Nijhawan	/s/ Michael Brooks
Pardeep Nijhawan	Michael Brooks

Annex 1 to the License Agreement between NovImmune and Edesa Biotech Research	1 | 6

Annex 1

Definitions

As used in this Agreement and in any of the Annexes thereto in capitalized form, the terms set forth below shall have the following meaning, irrespective of whether used in the singular or plural. To the extent terms are also defined in one or several Sections of the Agreement and discrepancies in definitions occur, the definitions set forth in this Annex 1 shall prevail.

Affiliate shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition, the term control shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

Agreement shall mean this present License Agreement with its Annexes.

Annex shall mean any of the numbered Annexes to this Agreement.

BLA shall mean Biologic Application License as regulated under FDA 21 CFR 600 – 680.

Business Day shall mean a day other than a Saturday or Sunday or other day on which commercial banks in Zurich, Switzerland are authorized or required by law to close.

Calendar Quarter shall mean the four quarters of a Calendar Year, each Calendar Quarter starting on January 1, April 1, July 1 and October 1.

Calendar Year shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

Commercially Reasonable Efforts shall mean the level of diligence, effort and resources required to carry out a particular task or obligation in a manner consistent with the reasonable general practices that a company within the pharmaceutical industry at a similar size and similarly situated to NI or LICENSEE (as applicable) applies in the exercise of its reasonable business discretion relating to other pharmaceutical products which are of similar market potential and at a similar stage in their development or product life.

Confidential Information shall mean any and all information, data or know-how, whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (Disclosing Party) to the other Party or its Affiliates (Receiving Party). Confidential Information shall not include any information, data or know-how that:

(a)
as reasonably evidenced by the Receiving Party, was generally available to the public at the time of disclosure, or information that becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(b)
can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(c)
is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure, as reasonably evidenced by the Receiving Party,

(d)
is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information,

(e)
is required to be disclosed by the Receiving Party of its Affiliates to comply with a court or administrative order provided the Receiving Party or its Affiliates furnishes prompt notice (in no event less than three (3) Business Days) to the Disclosing Party to enable it to resist such disclosure, provided however that the exception in this sub-paragraph (e) shall apply only for the purpose of complying with such court or administrative order and that, for the avoidance of doubt, such disclosed information shall otherwise remain Confidential Information,

Annex 1 to the License Agreement between NovImmune and Edesa Biotech Research	2| 6

(f)
is required to be disclosed by the Receiving Party to fulfill stock exchange disclosure requirements, or

(g)
is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of either of the Parties.

Construct(s) shall have the meaning set forth in the second whereas clause.

Construct License shall have the meaning set forth in Section 2.1(a).

Development Plan shall have the meaning set forth in Section 3(c) and shall be further detailed in Annex 3.

Development Targets shall have the meaning set forth in Section 3(c) and shall be further detailed in Annex 3

Disclosing Party shall have the meaning set forth in the definition of Confidential Information.

Edesa IP shall have the meaning set forth in Section 6.1(b).

Effective Date shall mean the date on which the last Party executes this Agreement.

FDA shall mean the U.S. Food and Drug Administration or any successor entity as defined in the U.S. Federal Food, Drug and Cosmetic Act.

First Commercial Sale shall mean, on a country-by-country basis, the first invoiced sale of a Licensed Product to a Third Party by or for LICENSEE following the receipt of any regulatory approval required for the sale of such Licensed Product, or if no such regulatory approval is required, the date of the first invoiced sale of a Licensed Product to a Third Party by or for LICENSEE in such country.

FTO shall mean Freedom to Operate.

IND shall mean an Investigational New Drug application in the United States, a Clinical Trial Application in Canada, or a foreign equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

Initial Period shall have the meaning set forth in Section 9.1.

IP stands for Intellectual Property rights and shall mean patents along with all applications, reissues, continuations, continuations-in-part, revisions, divisions, extensions and re-examinations, supplementary protection certificates, any other rights to inventions, copyright and related rights as well as, to the extent required in the context, trademarks, trade names and domain names, rights in get-up, rights in goodwill or rights to sue for passing off, rights in designs, rights in computer software, rights in data and database rights and any other intellectual property rights, in each case whether registered or unregistered and including all applications (and rights to apply) for and all similar or equivalent rights or forms of protection which subsist in any part of the world.

Know-How shall mean all documented information relating to the Constructs as controlled by and reasonably available at NI. For the avoidance of doubt, Know-How shall also include access to all Constructs-related clinical, non-clinical data, manufacturing and safety information available at NI for purposes of obtaining and maintaining regulatory approvals. For avoidance of doubt, Know-How shall include any draft and any completed and submitted regulatory filings, including but not limited to INDs.

Annex 1 to the License Agreement between NovImmune and Edesa Biotech Research	3| 6

Licensed Field shall mean all therapeutic, prophylactic and diagnostic applications of the Constructs in humans and animals.

Licensed Patent(s) shall mean all patents and patent applications owned by NI listed and/or to be listed during the Term in Annex 2.1(b), claiming any of the Constructs or their manufacture, formulation or use in the Licensed Field, including any patents issuing on such patent applications, and further including any substitution, extension or supplementary protection certificate, reissue, re-examination, renewal, division, continuation or continuation-in-part of any of the foregoing.

Licensed Product shall mean any product in the Licensed Field which is, contains or comprises any of the Constructs, regardless of such product’s methods of application (such as systemically, locally into tumors, intravenously, subcutaneously, orally, etc.), forms (e.g. active pharmaceutical ingredient (API), finished dose forms, kits) or formulations or dosages, or the manufacture, use, or sale.

Milestone Events shall have the meaning set forth in Section 4.3.

Milestone Payments shall have the meaning set forth in Section 4.3.

Monoclonal Antibodies shall have the meaning set forth in the first whereas clause.

Net Sales shall mean, with respect to each given country or jurisdiction, the gross amount invoiced for sales of Licensed Products by LICENSEE, its Affiliates and its distributors, exclusive of inter-company or group transfers or sales and exclusive of transfers of samples of Licensed Products; less the gross-to-net deductions taken in accordance with internationally accepted financial reporting standards as of the date of the invoice for such sales, to the extent actually allowed and incurred with respect to such sales and accounted for on a Licensed Product-by-Licensed Product basis.

By way of example, the gross-to-net deductions taken in accordance with internationally accepted financial reporting standards as of the Effective Date include the following:

(a)
credits, reserves or allowances granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Licensed Product, (ii) wastage replacement and short-shipments; (iii) billing errors and (iv) indigent patient and similar programs (e.g., price capitation);

(b)
governmental price reductions and government mandated rebates;

(c)
chargebacks, including those granted to wholesalers, buying groups and retailers;

(d)
customer credits, rebates, including cash sales incentives for prompt payment, cash and volume discounts, wholesaler and pharmacy allowances including initial distribution allowances;

(e)
freight, fees for services charges, postage and duties, shipping and insurance charges relating to such Licensed Product;

(f)
taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Licensed Product (excluding income or franchise taxes).

Any such deductions need to be customary under applicable International Financial Reporting Standards (IFRS) or Generally Accepted Accounting Principles (GAAP), as applicable, to the extent actually incurred, allowed, accrued or paid.

Annex 1 to the License Agreement between NovImmune and Edesa Biotech Research	4| 6

Notice of Conversion shall have the meaning as set forth in Annex 5.

Other Licensed IP shall have the meaning set forth in Section 2.1(b).

Parties shall mean both NI and LICENSEE.

Party shall mean either NI or LICENSEE.

Phase II Clinical Trial shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(b) FDCA, as amended from time to time, and the foreign equivalent thereof.

Phase III Clinical Trial shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) FDCA, as amended from time to time, and the foreign equivalent thereof.

Receiving Party shall have the meaning set forth in the definition of Confidential Information.

Regulatory Authority means a government agency or entity that exercises a legal right to control the use or sale of the Licensed Products in a jurisdiction and may take enforcement action to ensure that such Licensed Products commercialized within such jurisdiction comply with applicable law.

Renewal Period(s) shall have the meaning as set forth in Section 9.1.

Royalty Payments shall have the meaning as set forth in Section 4.2.

Sublicensee shall mean any Third Party to which LICENSEE permits the commercialization of Constructs or Licensed Products in countries where LICENSEE does not commercializes such Construct(s) or Licensed Products on its own, whether directly or through Affiliates or distributors.

Sublicensing Revenue shall mean the gross amount of all revenues, royalties, receipts, and monies, including upfront payments, milestone payments, and license fees, earned or received by the LICENSEE from Sublicensee(s) with respect to the Constructs minus any reasonable costs of goods and/or costs incurred by LICENSEE as directly related to ongoing commercialization activities by Sublicensee(s) of the Constructs incurred by the LICENSEE. Accounting for any such revenues needs to be customary under applicable International Financial Reporting Standards (IFRS) or Generally Accepted Accounting Principles (GAAP), as applicable, to the extent actually earned, allowed, accrued or received.

Term shall have the meaning as set forth in Section 9.1.

Third Party shall mean a natural person, corporation, partnership, joint venture, trust, any governmental authority or other business entity or organization, and any other recognized organization other than the Parties and/or their Affiliates.

Upfront Payment shall have the meaning as set forth in Section 4.1.

USD shall mean US Dollars, being the lawful currency in the United States of America.

VAT shall mean value-added tax.

[Annexes 4.1(a) and 4.1(b) have been filed as separate exhibits to this filing with the Securities and Exchange Commission.]